As filed with the Securities and Exchange Commission on December 8, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

ANNALY CAPITAL MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	22-3479661
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1211 Avenue of the Americas, 41st Floor

New York, New York 10036

(212) 696-0100

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

______________

Wellington J. Denahan

Chairman of the Board and Chief Executive Officer

Annaly Capital Management, Inc.

1211 Avenue of the Americas, 41st Floor

New York, New York 10036

(212) 696-0100

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

______________

Copies to:

R. Nicholas Singh, Esq.	Phillip J. Kardis, II, Esq.
Annaly Capital Management, Inc.	Robert K. Smith, Esq.
1211 Avenue of the Americas, 41st Floor	K&L Gates LLP
New York, New York 10036	1601 K Street, N.W.
(212) 696-0100	Washington, DC 20006
(202) 778-9401

Approximate date of commencement of proposed sale to the public:  From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock (2)	100,000,000	$11.47	$1,147,000,000	$133,281.40

(1)	Calculated pursuant to Rule 457(c), based on the average high and low prices reported on the New York Stock Exchange on December 5, 2014.

(2)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $180,953.40 have already been paid with respect to securities registered pursuant to the Registrant’s registration statement on Form S-3 (File No. 333-178214) initially filed with the Securities and Exchange Commission on November 29, 2011, of which $179,889.87 relate to unsold securities and is being carried forward. As a result, the Registrant is offsetting all of the registration fee of $133,281.40 due for this offering against the $179,889.87 that is remaining from the registration fee previously paid.

PROSPECTUS

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan, or the Plan, is designed to provide current holders of our common stock, par value $.01 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.

By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $250 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. For purchases under $10,000, (i) if the shares are purchased in the open market, the purchase price will be the weighted average price per share of the shares of our common stock on the Investment Date, and (ii) if the shares are purchased directly from us, the purchase price will be equal to 100% of the unsolicited volume weighted average price, rounded to four decimal places, of the shares of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, on the Investment Date (including the last trade on the New York Stock Exchange even if reported after 4:00 p.m.). Shares of our common stock purchased under the Plan in excess of $10,000 per month may be acquired at discounts from the prevailing market price as determined by us from time to time, as described in this prospectus.

The terms of the Plan include:

•	Any holder of shares of our common stock may elect to participate in the Plan.
•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan with a minimum initial investment of $1,000.
•	Up to a 3% discount on optional cash purchases of shares in excess of $10,000 per month purchased under the Plan.
•	Full or partial dividend reinvestment options.
•	Optional cash purchases of between $250 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.
•	Available certificate safekeeping in book-entry form at no charge to you.
•	Detailed recordkeeping and reporting will be provided at no charge to you.
•	Optional automatic investment withdrawals from your U.S. bank account.

This prospectus relates to the offer and sale of up to 100,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

The New York Stock Exchange lists our common stock under the symbol “NLY.”

Investing in our securities involves a high degree of risk. You should consider carefully the risk factors in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference herein may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in interest rates;
•	changes in the yield curve;
•	changes in prepayment rates;
•	the availability of mortgage-backed securities and other securities for purchase;
•	the availability of financing and, if available, the terms of any financings;
•	changes in the market value of our assets;
•	changes in business conditions and the general economy;
•	our ability to grow the commercial mortgage business;
•	credit risks related to our investments in commercial real estate assets and corporate debt;
•	our ability to consummate any contemplated investment opportunities;
•	changes in government regulations affecting our business;
•	our ability to maintain our qualification as a real estate investment trust (or REIT) for federal income tax purposes;
•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and
•	risks associated with the businesses of our subsidiaries, including the investment advisory businesses of a wholly-owned subsidiary and the broker-dealer business of a wholly-owned subsidiary.

For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the information under the caption “Risk Factors” described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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ABOUT ANNALY CAPITAL MANAGEMENT, INC.

We are a leading mortgage REIT that is externally managed by Annaly Management Company LLC (or Manager). Our common stock is listed on the New York Stock Exchange under the symbol “NLY.” Since our founding in 1997, we have strived to generate net income for distribution to our stockholders through the prudent selection and management of our investments.

We own a portfolio of real estate related investments. We use our capital coupled with borrowed funds to invest in real estate related investments, earning the spread between the yield on our assets and the cost of our borrowings and hedging activities.

We are primarily organized around the following operations:

Annaly, the parent company	Invests primarily in various types of Agency mortgage-backed securities and related derivatives to hedge these investments.

Annaly Commercial Real Estate Group, Inc. (or ACREG) (formerly known as CreXus Investment Corp. (or CreXus))	Wholly-owned subsidiary that was acquired during the second quarter of 2013 and specializes in acquiring, financing and managing commercial loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial real estate-related assets.

RCap Securities, Inc.	Wholly-owned subsidiary that operates as a broker-dealer, and is a member of the Financial Industry Regulatory Authority.

Fixed Income Discount Advisory Company (or FIDAC)	Wholly-owned subsidiary that manages an affiliated REIT for which it earns fee income.

Annaly Middle Market Lending LLC	Wholly-owned subsidiary that engages in corporate middle market lending transactions.

Shannon Funding LLC	Wholly-owned subsidiary that acquires residential mortgage loans and provides warehouse financing to residential mortgage originators in the United States.

We are a Maryland corporation that commenced operations on February 18, 1997. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (or the Code) and believe that we are organized and have operated in a manner that qualifies us to be taxed as a REIT. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets, other than our taxable REIT subsidiaries, consist of qualified REIT real estate assets (of the type described in Section 856(c)(5)(B) of the Code).

To ensure we qualify as a REIT, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

Corporate Information

Our principal executive offices are located at 1211 Avenue of the Americas, 41st Floor, New York, New York 10036. Our telephone number is (212) 696-0100.

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RISK FACTORS

You should consider carefully the risk factors incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and any risk factors contained in subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, before deciding to invest in our securities.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Plan provides holders of record of our common stock an opportunity to automatically reinvest all or a portion of their cash distributions received on common stock in additional shares of our common stock as well as to make optional cash payments to purchase shares of our common stock. Persons who are not already stockholders may also purchase our common stock under the Plan through optional cash payments. The Plan will be administered by the Administrator, which will be Computershare Trust Company, N.A., or any successor bank or trust company that we may from time to time designate. The Administrator, or its designated affiliates, will buy, at our option, newly issued common stock directly from us or common stock in the open market or in negotiated transactions with third parties. Our common stock purchased directly from us under the Plan may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 3% in connection with optional cash purchases in excess of $10,000 per month. We refer to the date on which the Administrator purchases whole and fractional shares from your cash dividend, or initial and subsequent additional cash purchases as being the Investment Date. Any discount established by us for any Investment Date may be adjusted or suspended for any subsequent Investment Date. Please see “Description of the Plan” beginning on page 9 of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus for the purchase of assets in accordance with our investment strategy and, within the confines of the risk appetite statement, that are within our targeted asset classes. Our investment strategy, risk appetite statement, and targeted asset classes are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The board of directors has the power to modify or waive these policies and strategies without the consent of the stockholders to the extent that the board of directors determines that the modification or waiver is in the best interests of our stockholders. Among other factors, developments in the market which affect our policies and strategies or which change our assessment of the market may cause our board of directors to revise our policies and strategies or targeted asset classes.

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DESCRIPTION OF THE PLAN

The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock. The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs. The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.

You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock. The Administrator administers the Plan.

Key features of the Plan

Anyone can participate

If you currently own our common stock registered in your name you may participate in the Plan. If you do not own any of our common stock, you can participate in the Plan by making your initial investment in common stock through the Plan with an initial investment of at least $1,000 and, unless we approve a Request for Waiver, not more than $10,000. Alternatively, you may authorize the recurring automatic monthly investment feature and initiate your investment with only $250 and a commitment for at least four sequential purchases. We may change these minimum and maximum amounts at any time in our sole discretion.

Automatic dividend reinvestment

You can reinvest your dividends in additional shares of our common stock. Your dividends will be used to buy additional shares of our common stock on the dividend reinvestment date.

Optional cash purchases up to $10,000

You can buy shares of our common stock without paying services charges if you are a participant in the Plan. You can make monthly investments of as little as $250 (or $1,000 in the case of your initial investment), or as much as $10,000, and you can pay either by check or have your payment automatically deducted from your bank account. We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash purchases for any monthly period or periods.

Optional cash purchases in excess of $10,000

Optional cash purchases in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 per month made pursuant to such requests will range from 0% to 3% and will be established at our discretion, along with, any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs.

Convenient share sales

You can sell our common stock acquired through the Plan through the Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.

Full investment

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

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Share safekeeping

You can deposit your common stock certificates with the Administrator for safekeeping, at no cost to you. You can request withdrawal of any or all of your whole shares of our common stock. A certificate for those shares will be sent to you, if you so request one.

Gifts and other share transfers

You can make gifts to others of our common stock in your Plan account.

Transaction reporting

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

Questions and answers describing terms and conditions of the Plan

1.	Can I participate in the Plan?

If you already own our common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name. If you do not currently own any of our common stock, you can participate by making an initial investment in our common stock through the Plan. Please see Question 8 for details regarding an initial investment. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any applicable laws or regulations.

2.	How do I get started?

Enrollment is available on-line at www.computershare.com/investor through Investor Centre. Alternatively, you can get started in the Plan by completing an enrollment form along with the items required and mailing them to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, until you notify us otherwise.

3.	How do I reinvest dividends?

You can choose to reinvest all or a portion of the cash dividends paid on shares of our common stock you own in additional shares of our common stock. To be effective with respect to a particular dividend, notice of your election must be received before the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks. You may change your election at any time by notifying the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator before the record date for that dividend. If you elect to reinvest your dividends, you must choose one of the following options:

-	Full dividend reinvestment. You may purchase additional shares of our common stock by reinvesting all of your cash dividends.

-	Partial dividend reinvestment. You may purchase additional shares of our common stock by reinvesting some of your dividends and receive the balance of your dividends in cash. You may, of course, choose not to reinvest your dividends, in which case the Administrator will remit any dividends to you by check.

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4.	When are dividends reinvested?

If you have chosen the dividend reinvestment feature and notice of such change has been received by the Administrator before the record date for that dividend, the Administrator will invest dividends in additional shares of our common stock purchased on the open market or directly from us as promptly as practicable, on or after the dividend payment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

5.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly-issued shares directly from us or shares on the open market or a combination thereof. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Administrator determines. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

6.	At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

•	If the shares are purchased in the open market, the purchase price will be the weighted average price per share of shares on the Investment Date plus applicable trading fees.

•	If the shares are purchased from us, the purchase price will be equal to 100% of the unsolicited volume weighted average price, rounded to four decimal places, of the shares of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, on the Investment Date (including the last trade on the New York Stock Exchange even if reported after 4:00 p.m.).

The purchase price for optional cash purchases in excess of $10,000 per month is discussed in response to Question 10.

7.	When will shares be purchased under the Plan?

The Investment Date is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.

Dividend Reinvestments. If the Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day. If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on and any succeeding trading days necessary to complete the order. To be effective with respect to a particular dividend, notice of your election must be received before the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.

Initial and Optional Cash Purchases up to $10,000. If the Administrator acquires shares directly from us, then the Investment Date for optional cash purchases up to $10,000 will be on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day. If the Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day, and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable laws or regulations.

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In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days for reinvested dividends and 35 days for optional cash purchases, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Administrator at least one business day prior to the applicable Investment Date.

Initial and Optional Cash Purchases in Excess of $10,000. The Investment Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 10.

8.	How do I make an initial investment?

If you do not own our common stock in a Plan account, you can make an initial cash purchase for as little as $1,000, but your initial cash purchase cannot exceed $10,000 unless we approve a Request for Waiver. Your initial cash purchase can be made:

Via on-line enrollment by:

•	Opening your account on-line and sending your initial investment of $1,000 or more.

Using the Initial Enrollment Form and:

•	Making one payment (minimum of $1,000) by check (in U.S. dollars and drawn on a U.S. bank) payable to Computershare/Annaly Capital Management, Inc.

Using the Initial Enrollment Form and the Direct Debit Authorization Form:

•	Authorizing the recurring automatic monthly investment feature and initiating your investment with only $250 and a commitment for at least four sequential purchases.

We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash payment or payments for any monthly period. In addition, in certain instances, we may permit optional cash purchases in excess of the maximum amount established by us.

All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

9.	How do I make optional cash purchases of less than $10,000?

If you already own our common stock and are enrolled in the Plan and want to make additional purchases, you can authorize a one-time online individual automatic deduction from your U.S. bank account at www.computershare.com/investor through Investor Centre or send a check to the Administrator for each purchase. If you choose to submit a check, please be sure to include the contribution form from your Plan statement and mail it to the address specified on the statement. The check must be made payable to “Computershare/Annaly Capital Management, Inc.” in U.S. dollars and drawn on a U.S. bank. The Administrator will not accept cash, money orders, traveler’s checks or third party checks. Or, if you wish to make regular monthly purchases, you may authorize recurring automatic monthly deductions from your U.S. bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You may elect the recurring monthly automatic deduction option by completing and signing a direct debit authorization form and returning this form to the Administrator, together with a voided blank check or savings account deposit slip for the bank account from which the funds are to be withdrawn. Additional direct debit authorization forms are available through the Administrator. You may also enroll online at www.computershare.com/investor through Investor Centre. Your direct debit authorization forms will be processed and will become effective as promptly as practical. You should allow four to six weeks for the first investment to be initiated using this recurring monthly automatic deduction feature. Additional cash purchases are subject to a minimum purchase requirement of $250 per investment and a maximum of $10,000.

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In the event that any check, electronic funds transfer or other deposit is returned unpaid for any reason, or your designated U.S. bank account does not have sufficient funds for an automatic debit, the Administrator will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $35.00 fee for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your designated U.S. bank account. This fee will be collected by the Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

10.	How do I make monthly optional cash purchases in excess of $10,000?

You may ascertain whether we are accepting requests to make optional cash purchases in excess of $10,000 in any given month, and certain other important information, by contacting the Administrator at 1-800-301-5234. You should generally contact the Administrator on the first business day of the month to determine whether we are accepting such requests.

Request for Waiver. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us) for any month, you must obtain our prior written approval and a copy of such written approval must accompany any such optional cash purchase. We refer to such a request as being a Request for Waiver. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. Unless you have complied with these procedures, any amount you submit for investment over $10,000 will be returned to you without interest.

You may make a Request for Waiver by contacting the Administrator at 1-800-301-5234. Completed Request for Waiver forms should be submitted to the Administrator no later than two business days prior to the applicable Pricing Period.

The Administrator will notify you as to whether your Request for Waiver has been granted or denied, either in whole or in part, within one business day of the receipt of your request. If your Request for Waiver is granted in part, the Administrator will advise you of the maximum amount that will be accepted from you in connection with your purchase. If your request is approved, the Administrator must receive the funds for your purchase prior to or on the applicable date specified by the Administrator for the relevant Pricing Period (which typically will be one business day prior to the applicable Pricing Period). If you do not receive a response from the Administrator in connection with your Request for Waiver, you should assume that we have denied your request.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact the Administrator at 1-800-301-5234.

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Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a "Threshold Price" as more fully described below. The Purchase Price may be reduced by the Waiver Discounts that we have provided for optional cash purchases in excess of $10,000 on each Investment Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 12 separate days during which trading of our common stock is reported on the New York Stock Exchange during the applicable Pricing Period. Each of these separate days will be an Investment Date, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time, for that Investment Date (including the last trade on the New York Stock Exchange even if reported after 4:00 p.m.).

The Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Investment Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price (or the Threshold Price) applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported on the New York Stock Exchange, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time (including the last trade on the New York Stock Exchange even if reported after 4:00 p.m.), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

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Continuous Settlement Feature. Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to 100% of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time (including the last trade on the New York Stock Exchange even if reported after 4:00 p.m.), for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange ("unsubscribed funds"). Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable Pricing Period, the same time the Threshold Price is determined, we may establish discounts from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. These discounts (or the Waiver Discounts) may be between 0% and 3% of the purchase price, and may vary each month and for each purchaser.

The Waiver Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may obtain the Waiver Discounts applicable to the next month by contacting the Administrator at 1-800-301-5234. Setting Waiver Discounts for a particular month shall not affect the setting of Waiver Discounts for any subsequent month. The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

11.	Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping. For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time.

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12.	What is safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account in certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own our common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge. If you wish to submit your stock certificate(s) to the Administrator for safekeeping, you should mail them (unendorsed) by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. You should also include a note requesting that they be credited to your Plan account.

13.	Can I get stock certificates if I want them?

Yes. If you should ever want a stock certificate for all or a portion of the whole shares of our common stock in your Plan account, the Administrator will send one to you, upon your request, within two days of the receipt of your instructions.

14.	How can I transfer or give gifts of shares?

Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form and identify other necessary documentation you may need to provide.

15.	How do I sell shares?

You have four choices when making a sale, depending on how you submit your sale request, as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-301-5234. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Any orders received after 4:00 p.m. Eastern Standard Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor through Investor Centre or call the Administrator directly at 1-800-301-5234. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price will be the market price of the sale obtained by the Administrator’s broker, less a transaction fee of $25.00 per sale and a trading fee of $0.06 per share.

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. The Administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose the Administrator may combine each selling Plan participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a transaction fee of $15.00 per sale and a trading fee of $0.06 per share.

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Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-301-5234. Each day limit order sale will incur a transaction fee of $25.00 per sale and a trading fee of $0.06 per share.

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-301-5234. Each GTC limit order sale will incur a transaction fee of $25.00 per sale and a trading fee of $0.06 per share.

Trading fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the trading fee. The Administrator may, for various reasons, require a sales request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request. An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize the Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request that the Administrator deliver to your stockbroker by electronic book-entry means the number of shares you propose to sell, or a stock certificate for delivery to your stockholder prior to settlement of such sale.

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Plan participants must perform their own research and must make their own investment decisions. Neither we nor the Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

16.	What are the costs for participation in the Plan?

There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time, however, there are fees associated with some of the Plan’s services. Please see “Plan Service Fees” below.

17.	How can I vote my shares?

You will receive proxy material for all whole shares in your Plan account. Fractional shares may not be voted. The proxy will be voted in accordance with your direction. The Administrator may vote your shares in certain cases if you do not return a proxy to the Administrator.

18.	If there is a rights offering related to the common stock, how will a stockholder’s entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

19.	What provisions are made for non-U.S. residents?

Cash purchases from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other stockholders. Each stockholder is responsible for reviewing the applicable laws of his or her country of residence prior to investing in our common stock. All dividends will be subject to withholding at the rate of 30%, subject to reduction under the terms of any applicable tax treaty provisions.

20.	How will I keep track of my investments?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan and you should retain it for income tax purposes. The statement will also include specific cost basis information in accordance with applicable law. If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan account.

21.	What about taxes?

You are responsible for any taxes which may be payable on dividends reinvested under the Plan. Additionally, under current tax rulings, your pro-rata portion of the trading fees paid by us to purchase shares in the open market and any purchase discounts will be considered taxable income to you. The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end, reporting all dividend income you received during the year on your common stock, including any dividends reinvested, purchase discounts and pro rata portion of trading fees paid by us to acquire shares in the open market. Trading fees include any applicable brokerage commissions the Administrator is required to pay.

If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after each year-end, showing the total proceeds of the transactions.

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We recommend that you keep your transaction statements for record keeping and tax purposes. IRS regulations are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the Plan. See the discussion below under “Material Federal Income Tax Considerations” for more information regarding taxes.

22.	How would I terminate my participation in the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. Notice may be made by telephone, in writing or by changing your dividend election under the account management service when you access your account on-line at www.computershare.com/investor through Investor Centre. To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend. If a notice of termination is received by the Administrator after the record date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the participant, less any applicable fees.

Upon termination, the Administrator will continue to hold your whole shares in book-entry form and send you a check for the fractional share, less any applicable fees, unless you request a certificate for any whole shares. If you request a certificate upon termination, you will receive a check for any fractional share, less any applicable fees. There is a fee for certificate issuance. Please see “Plan Service Fees” below. You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account. See Question 15 for information on selling shares. If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

23.	Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither we nor the Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. Please see the carefully consider the risk factors described in our most recent Annual Report on Form 10-K, and all subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus.

24.	Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner. You will receive written notice of any such amendment, modification, suspension or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

25.	What are Annaly’s responsibilities and those of the Administrator?

Neither we nor the Administrator will be liable for any act we or they do in good faith or for any good faith omission to act including, in the case of the Administrator, liability arising out of (i) failure to terminate a participant’s account upon such participant’s death or adjudicated incompetence, prior to the receipt of notice in writing of such death or adjudicated incompetence, (ii) the prices and times at which shares of common stock are purchased or sold (except for prices specified for day limit orders or GTC limit orders) for the participant’s account or the terms under which such purchases or sales are made, or (iii) fluctuations in the market value of our common stock. The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. Our Board of Directors may change the amount and timing of dividends at any time without notice.

26.	What if I have questions about the Plan?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Administrator through the following:

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Internet

You can enroll, change your dividends election, obtain information, and perform certain transactions on your account online via www.computershare.com/investor through Investor Centre.

Telephone

Telephone shareholder customer service, including sale of shares, toll-free within the United States and Canada:

1-800-301-5234

International Telephone Inquiries:

1-201-680-6578

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Annaly Capital Management, Inc. on all correspondence.

This Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker's account.

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Annaly has appointed Computershare Trust Company, N.A. as Administrator for the Plan. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. Commissions may be paid to a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research. Annaly is listed on the New York Stock Exchange and trades under the ticker symbol “NLY.”

Plan Service Fees

Purchase of Shares
Enrollment Fee for New Investors	No Charge
Initial Purchase of Shares:	No Charge
Reinvestment of Dividends:	No Charge
Optional cash purchases via check, recurring automatic debit or individual one-time online bank debit	No Charge
Trading fees (applicable when shares are acquired or sold in the open market):	$0.06 per share
Sale of Shares (partial or full):
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Day Limit Order	$25.00 per transaction
GTC Limit Order	$25.00 per transaction
Alternative Currency Disbursement Fees:
US$ or Foreign Currency Wire	$50.00 per transaction
Foreign Check	$15.00 per transaction
EFT (Direct Deposit – US$ only)	$10.00 per transaction
Convenience Fees:
CSR Assisted Sale	$15.00 per transaction
Gift or Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Returned Checks for Insufficient Funds or Rejected Automatic Withdrawals	$35.00 per item
Duplicate Statements:	No Charge
Certificate issuance fee through customer service representative (if not using book-entry format)	$40.00 per certificate
Certificate issuance fee through Computershare website (if not using book-entry format)	$25.00 per certificate

Trading fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the trading fee.

The Administrator will deduct the applicable fees from the proceeds from a sale and/or purchase amount.

We reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

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MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that (i) apply to you, as an Owner (as defined in the immediately succeeding paragraph) of shares of our common stock and as a participant in the Plan and (ii) relate to our qualification as a REIT. K&L Gates LLP has acted as our tax counsel, has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to an Owner of our shares of common stock and a participant in the Plan. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular Owners of our common stock in light of their personal investment or tax circumstances, or to certain types of Owners that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Owners,—Taxation of Tax-Exempt Owners” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for U.S. federal income tax purposes), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Owners,—Taxation of Foreign Owners” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

“Code,” we mean the Internal Revenue Code of 1986, as amended;

“Disqualified organization,” we mean any organization described in section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.	any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii. any rural electrical or telephone cooperative;

“Domestic Owner,” we mean an Owner that is a U.S. Person;

“Foreign Owner,” we mean an Owner that is not a U.S. Person;

“IRS,” we mean the Internal Revenue Service;

“Owner,” we mean any person having a beneficial ownership interest in shares of our common stock;

“REMIC,” we mean real estate mortgage investment conduit as that term is defined in section 860D of the Code;

“TMP,” we mean a taxable mortgage pool as that term is defined in section 7701(i)(2) of the Code;

“TRS,” we mean a taxable REIT subsidiary described under “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries” below;

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“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

The statements in this section are based on the current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Federal Income Tax Considerations Relating to the Plan

•	Tax consequences of dividend reinvestment

A participant whose dividend distributions are reinvested in our common stock will be treated for federal income tax purposes as having received a distribution notwithstanding that the distribution is used to purchase additional shares of common stock. Based on several private letter rulings issued by the IRS concerning dividend reinvestment plans that are similar to ours, we believe that the amount of the distribution will likely equal the fair market value, as of the Investment Date, of the shares of our common stock purchased with reinvested dividends. This conclusion, however, is not free from doubt. Recently, the IRS has issued a private letter ruling concluding that the amount of the distribution will equal the amount of the cash dividend that, but for the reinvestment election made by the shareholder, would have been distributed on the dividend payment date. In any event, with respect to our common stock purchased by the Administrator in open market transactions or in negotiated transactions with third parties, the IRS has indicated in private letter rulings that the amount of distribution received by a participant would include a pro rata share of any trading fees or other related charges paid by us in connection with the Administrator’s purchase of our common stock on behalf of the participant. In such private letter rulings, the IRS has also held that the payment by a company of a dividend reinvestment plan’s administrative expenses does not constitute a distribution to stockholders. We intend to take the position that administrative expenses of the Plan paid by us do not constitute constructive distributions; however, private letter rulings are not considered precedent and therefore no assurance can be given that the IRS would agree with our position. The constructive distributions described above otherwise will be treated in the same manner as non-reinvested cash distributions.

A participant’s tax basis in each share of our common stock acquired under the Plan will generally equal the amount of the distribution a participant is treated as receiving with respect to such share (as described above). A participant’s holding period in his common stock generally begins on the day following the date on which the shares of our common stock are credited to the participant’s Plan account.

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•	Tax consequences of optional cash payments

The IRS has indicated in somewhat similar situations that a participant who both makes an optional cash purchase of common stock and reinvests all or a part of his dividends under a dividend reinvestment plan will be treated as having received a distribution equal to the excess (if any) of the fair market value on the Investment Date of our common stock purchased in an optional cash purchase over the amount of the optional cash payment made by the participant. Recently, however, the IRS has issued a private letter ruling concluding that no deemed distribution will be deemed to result from such an optional cash purchase. Also, if the shares of common stock are acquired by the Administrator in an open market transaction or in a negotiated transaction with third parties, then the IRS may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any trading fees or other related charges paid by us on behalf of the participant. As with constructive distributions under the dividend reinvestment aspect of the Plan, such distributions would otherwise also be treated in the same manner as non-reinvested cash distributions.

The IRS has held in a private letter ruling that a participant who only makes optional cash purchases of common stock in a dividend reinvestment plan (and does not participate in the dividend reinvestment aspect) will not be treated as having received a distribution reflecting either the excess (if any) of the fair market value on the Investment Date of our common stock over the amount of the optional cash payment made by the participant or a pro rata share of any trading fees or other related charges paid by us on behalf of the participant. The IRS, however, did not explain in the private letter ruling its rationale for making such a distinction, nor is one readily apparent (particularly if the participant is already a stockholder). Furthermore, private letter rulings are not considered precedent by the IRS and therefore no assurance can be given that the IRS would take this position with respect to other transactions, including those under the Plan.

A participant’s tax basis in each share of our common stock acquired through an optional cash purchase under the Plan will generally equal the amount of distributions a participant is treated as receiving with respect to such share (as described above), plus the amount of the optional cash payment. A participant’s holding period for common stock purchased under the Plan generally will begin on the day following the date on which the shares of our common stock are credited to the participant’s Plan account. In addition, all cash distributions paid with respect to all common stock credited to a participant’s Plan account will be reinvested automatically.

•	Tax consequences to Annaly of the Plan

The IRS has ruled in connection with similar plans that a dividend reinvestment and optional cash purchase plan will not compromise our qualification as a REIT. In addition, we should be able to receive a dividends-paid deduction for constructive distributions resulting from discounts under the Plan to the extent such discounts are treated as deemed distributions. The dividends-paid deduction is generally not available for the payment of preferential dividends; the IRS has held in a published ruling, however, that constructive dividends arising from a discount under a dividend reinvestment or optional purchase plan are not preferential and will therefore qualify for a dividends-paid deduction as long as the discount does not exceed 5% of the fair market value of the shares acquired under such plan. The IRS has indicated in private letter rulings that the amount of brokerage fees and other charges paid by a company as part of such a plan are included in calculating the discount for the purposes of applying this 5% limit. As a result, we should be able to deduct constructive distributions, if any, resulting from discounts under the Plan with respect to shares that have been purchased directly from us because the discount on such shares will not exceed 5% and no brokerage fees will be incurred. With respect to shares purchased on the open market, however, the discount offered to participants and the brokerage fees allocated to such shares may exceed the 5% limit. In such event, the amount of the entire distribution (including actual and constructive distributions) may not be deductible by us, not merely the excess and, as a result, we might not satisfy the annual distribution requirements for continued qualification as a REIT. However, we will not direct the Administrator to purchase shares on the open market to the extent any trading fees and other related charges associated with such purchase would result in adverse tax consequences to our continued qualification as a REIT.

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•	Backup withholding and administrative expenses

In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. We or the Administrator may be required, however, to deduct a “backup withholding” tax (currently at twenty-eight percent (28%)) on all distributions paid to any stockholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of shares of common stock held in a Plan account. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, distributions to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withholding amounts constitute a credit on the participant’s income tax return.

•	Tax consequences of dispositions

A participant may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to a Plan account or when the common stock held in an account is sold at the request of the participant. A gain or loss may also be recognized upon a participant’s disposition of common stock received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional share of common stock and the tax basis of those shares of common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

Federal Income Tax Considerations Relating to Our Treatment as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 1997. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the owners of REIT stock. These laws are highly technical and complex.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs, if any, will be subject to regular U.S. federal (and applicable state and local) corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:

1.	We will pay U.S. federal income tax on our taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

2.	We may be subject to the “alternative minimum tax”.

3.	We will pay U.S. federal income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

4.	We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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5.	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

6.	If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

7.	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

8.	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

9.	If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

10.	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a Domestic Owner would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

11.	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

12.	If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our common stock during that year, then we will be subject to tax at the highest corporate U.S. federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more trusts formed in connection with our securitization transactions that would be classified as a TMP. See “—Taxable Mortgage Pools.”

13.	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate U.S. federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

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•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state, local, and foreign income, property, and other taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have and have always had sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements.

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To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes. We intend to continue to comply with these requirements.

Subsidiary Entities

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs (see “—Gross Income Tests” and “—Asset Tests”). A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

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The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal income tax (and applicable state and local taxes) on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or indirectly through pass-through subsidiaries.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If a TRS that has for any taxable year both (i) a debt-to-equity ratio in excess of 1.5 to 1, and (ii) accrued interest expense in excess of accrued interest income, then the TRS may be denied an interest expense deduction for a portion of the interest expense accrued on indebtedness owed to the parent REIT (although the TRS can carry forward the amount disallowed to subsequent taxable years). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

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Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

Interest, including original issue discount and market discount, on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. Where a mortgage covers both real property and other property, an apportionment of interest income must be made for purposes of the 75% gross income test. If a mortgage covers both real property and other property and the fair market value of the real property securing the mortgage loan at the time we commit to originate or acquire the mortgage loan equals or exceeds the highest principal amount of the loan during the year, then all of the interest we accrue on the mortgage loan will qualify for purposes of the 75% gross income test. If, however, the value of the real property were less than the highest principal amount, then only a portion of the interest income we accrue on the mortgage loan would qualify for purposes of the 75% gross income test; such portion based on the percentage equivalent of a fraction, the numerator of which is the fair market value of the real property and the denominator of which is the principal amount of the mortgage loan.

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. Interest income from investments that are not secured by mortgages on real property will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

MBS

We have acquired and expect to continue to acquire mortgage backed securities (“MBS”), including Agency MBS, that will be treated either as interests in a grantor trust or as REMIC regular interests. We expect that all income from the MBS in which we invest will be qualifying income for purposes of the 95% gross income test. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Thus, to the extent those mortgage loans are secured by real property or interests in real property, the income from the grantor trust will be qualifying income for purposes of the 75% gross income test. Income that we accrue with respect to REMIC regular interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If, however, less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of such income will qualify for purposes of the 75% gross income test. We expect that substantially all of the income we have accrued and will accrue on our investments in MBS, and any gain from the disposition of MBS, will be qualifying income for purposes of the both the 75% and the 95% gross income tests.

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Foreign Currency Gains

Certain foreign currency gains recognized after July 30, 2008 are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividends

Our share of any dividends received from any corporation (including any TRS, but excluding any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Failure to Satisfy Gross Income Tests

We have monitored and will continue to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury Regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation of Our Company,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

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In addition, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Cash/Income Differences – Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Payments on mortgage loans are ordinarily made monthly, and consequently accrued market discount generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat the accrued original issue discount as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

In addition, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to Government programs, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

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Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the 10% value test, the term “securities” does not include certain “straight debt” securities.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We intend to acquire and manage, through our subsidiaries, MBS that are either interests in grantor trusts or REMIC regular interests. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and we will be treated as owning an interest in real estate assets to the extent those mortgage loans held by the grantor trust represent real estate assets. In the case of REMIC regular interests, such regular interests will generally qualify as real estate assets. If, however, less than 95% of the REMIC’s assets are real estate assets, then only a proportionate part of the regular interest will be a real estate asset. We expect that substantially all of the MBS we acquire will be treated as real estate assets.

In addition, we have and expect to continue to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

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We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. We will not obtain independent appraisals to support our conclusions concerning the values of our assets. Moreover, some of the assets that we may own may not be susceptible to precise valuation. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests

If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

1.	we satisfied the asset tests at the end of the preceding calendar quarter; and

2.	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

(A) the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B) the sum of certain items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

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Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the Owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

For distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay U.S. federal income tax at corporate tax rates on our taxable income, including net capital gain that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate U.S. federal income tax and the 4% nondeductible excise tax.

We may elect to retain rather than distribute our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders, —Taxation of Taxable Domestic Stockholders.”

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We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. We cannot be assured, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular federal corporate income tax rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

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Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain MBS as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

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We may structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

As long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

If we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Owners who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

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Taxation of Owners

Taxation of Taxable Domestic Owners

Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Owners out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Owners that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Owner will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our common stock. However, corporate Owners may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

Rather than distribute our net capital gains, we may elect to retain and pay the U.S. federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the U.S. federal income tax we pay and (iii) increase the basis in your common stock by the difference between your share of the capital gain and your share of the credit.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our common stock you own, but rather, will reduce your adjusted tax basis in your common stock. Assuming that the common stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the common stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less). Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

If we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

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Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our common stock will generally be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if you held the common stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our common stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

If you recognize a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Amounts that you are required to include in taxable income with respect to our common stock you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our common stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of common stock. Generally, income you recognize with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Owners.”

Taxation of Tax-Exempt Owners

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Owner (i) has not held our common stock as “debt financed property” within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt Owners generally should not constitute UBTI. To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. However, a tax-exempt Owner’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

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Tax-exempt Owners that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Owners

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a Foreign Owner.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Owners as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on current law and is for general information only. This discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

For most foreign investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividend Distributions. The portion of dividends received by a Foreign Owner payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Owner will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Owner will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Foreign Owner’s investment in our common stock is (or is treated as) effectively connected with the Foreign Owner’s conduct of a U.S. trade or business, the Foreign Owner generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Owners are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a foreign owner that is a foreign corporation). If a Foreign Owner is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Owner unless:

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•	a lower income treaty rate applies and the Foreign Owner provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Owner provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is excess inclusion income.

Non-Dividend Distributions. Distributions we make to a Foreign Owner that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Owner’s adjusted tax basis in our common stock at the time of the distribution and, as described below, the Foreign Owner would otherwise be taxable on any gain from a disposition of our common stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Owner may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Owner.

Capital Gain Dividends. Distributions that we make to Foreign Owners that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if the Foreign Owner is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury Regulations interpreting the FIRPTA provisions of the Code could be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Owners, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Owner so long as (i) our common stock is regularly traded (as defined by applicable Treasury Regulations) on an established securities market, and (ii) the Foreign Owner owns (actually or constructively) no more than 5% of our common stock at any time during the one-year period ending with the date of the distribution.

Dispositions of Our Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a Foreign Owner generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our common stock will constitute a USRPI. Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners. We believe that we will be a domestically controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled REIT.

Even if we do not constitute a domestically controlled REIT, a Foreign Owner’s sale of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Foreign Owner has owned (actually or constructively) 5% or less of our outstanding common stock at all times during a specified testing period.

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If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Owner would generally be subject to the same treatment as a Domestic Owner with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Owner in two cases. First, if the Foreign Owner’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Foreign Owner, the Foreign Owner will generally be subject to the same treatment as a Domestic Owner with respect to such gain. Second, if the Foreign Owner is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding. Under current Treasury Regulations, information reporting and backup withholding will not apply to payments on the common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a Foreign Owner provided that neither we nor our paying agent has actual knowledge or reason to know that you are a Domestic Owner. However, we or our paying agent may be required to report to the IRS and you payments of dividends on our common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. The gross proceeds from the disposition of your common stock may be subject to information reporting and backup withholding tax (currently at a maximum rate of 28%). If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. information reporting and backup withholding requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your debt securities or common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

-	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

-	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a Foreign Owner and certain other conditions are met or you otherwise establish an exemption. If you receive payment of the proceeds of a sale of your common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a Foreign Owner or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a Foreign Owner or the conditions of any other exemption are not, in fact, satisfied.

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You are encouraged to consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Other Tax Consequences

Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

U.S. tax legislation enacted in 2010, the Foreign Account Tax Compliance Act, or FATCA, and subsequent IRS guidance regarding the implementation of FATCA, provides that 30% withholding tax will be imposed on distributions (for payments made after June 30, 2014) and the gross proceeds from a sale of shares (for payments made after December 31, 2016) to a foreign entity if such entity fails to satisfy certain due diligence, disclosure and reporting rules. In the event of noncompliance with the FATCA requirements, as set forth in Treasury Regulations, withholding at a rate of 30% on distributions in respect of our stock and gross proceeds from the sale of our stock held by or through such foreign entities would be imposed. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement (if and when entered into) between the United States and the foreign entity’s home jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the application of these rules to an investment in our stock.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our common stock in the open market, we will sell directly to you through the Administrator the common shares acquired under the Plan. The shares of our common stock may be resold in market transactions on any national securities exchange on which common shares trade or in privately negotiated transactions. Our common shares of common stock currently are listed on the New York Stock Exchange. In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

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Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

In connection with transactions executed under the Plan, you may be required to pay the applicable transaction and trading fees as discussed above under “Description of the Plan – Plan Service Fees.”

Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

EXPERTS

The consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2011 incorporated in this Prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, incorporated in this Prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by K&L Gates LLP. The opinion of counsel described under the heading “Material Federal Income Tax Considerations” is being rendered by K&L Gates LLP. This opinion is subject to various assumptions and is based on current tax law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol “NLY” and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-13447) under the Securities Exchange Act of 1934 (or Exchange Act), and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 27, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 8, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed on August 7, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed on November 6, 2014; and

•	Our Current Reports on Form 8-K and Form 8-K/A filed on January 6, January 30, February 13, March 18, April 3, May 22, July 2, and October 1, 2014.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, 41st Floor, New York, New York 10036, telephone number (212) 696-0100.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

Registration fee	$133,281
Legal fees and expenses (including Blue Sky fees)	$5,000
Accounting fees and expenses	$10,000
Printing	$5,000
Miscellaneous	$5,000
Total	$158,281

Item 15.  Indemnification of Directors and Officers.

Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.  Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation.  Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct.  On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court.  The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Our articles of incorporation, as amended, provide that our directors and officers will, and our employees and agents in the discretion of our Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  Our articles of incorporation, as amended, contain a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

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Item 16.  Exhibits.

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

5.1	Opinion of K&L Gates LLP (including consent of such firm).

8.1	Tax Opinion of K&L Gates LLP (including consent of such firm).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.4	Consent of K&L Gates LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

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Item 17. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)                            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 8, 2014.

ANNALY CAPITAL MANAGEMENT, INC.

By: /s/ Wellington J. Denahan
Wellington J. Denahan
Chief Executive Officer, and
authorized officer of registrant

Each person whose signature appears below hereby authorizes Wellington J. Denahan and R. Nicholas Singh, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Wellington J. Denahan	Chairman of the Board of Directors and Chief Executive Officer	December 8, 2014
Wellington J. Denahan	(principal executive officer)

/s/ Glenn A. Votek	Chief Financial Officer	December 8, 2014
Glenn A. Votek	(principal financial and accounting officer)

/s/ Kevin G. Keyes	Director and President	December 8, 2014
Keven G. Keyes

/s/ Kevin P. Brady	Director	December 8, 2014
Kevin P. Brady

/s/ Jonathan D. Green	Director	December 8, 2014
Jonathan D. Green

/s/ Michael Haylon	Director	December 8, 2014
Michael Haylon

/s/ E. Wayne Nordberg	Director	December 8, 2014
E. Wayne Nordberg

/s/ Donnell A. Segalas	Director	December 8, 2014
Donnell A. Segalas

/s/ John H. Schaefer	Director	December 8, 2014
John H. Schaefer

/s/ Francine J. Bovich	Director	December 8, 2014
Francine J. Bovich

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

5.1	Opinion of K&L Gates LLP (including consent of such firm).

8.1	Tax Opinion of K&L Gates LLP (including consent of such firm).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.4	Consent of K&L Gates LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

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